UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 305-2410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On June 6, 2016, the board of directors (the “Board”) of InspireMD, Inc. (the “Company”), appointed James Barry, Ph.D., as the Company’s president and chief executive officer, effective as of June 6, 2016 (the “Effective Date”).

Dr. Barry, age 56, has served as a director of the Company since January 30, 2012 and as the Company’s executive vice president and chief operating officer since July 14, 2014. Dr. Barry served as president and chief executive officer at Arsenal Medical Inc., a medical device company focused on local therapy, from November 2012 until December 2013 and as executive vice president and chief operating officer from September 2011 until November 2012. Dr. Barry also heads his own consulting firm, Convergent Biomedical Group LLC, advising medtech companies on product development, strategy, regulatory challenges and fund raising. Until June 2010, he was senior vice president, corporate technology development at Boston Scientific Corporation, where he was in charge of the corporate research and development and pre-clinical sciences functions. Dr. Barry joined Boston Scientific in 1992 and oversaw its efforts in the identification and development of drug, device and biological systems for applications with implantable and catheter-based delivery systems. He currently serves on a number of advisory boards including the College of Biomedical Engineering at Yale University, the College of Sciences at University of Massachusetts-Lowell and the Massachusetts Life Science Center and as a director of pSivida Corp (NASDAQ: PSDV). Dr. Barry received his Ph.D. in Biochemistry from the University of Massachusetts-Lowell and holds a B.A. degree in Chemistry from Saint Anselm College.

Fourth Amendment to Barry Employment Agreement

In connection with his appointment, on June 6, 2016, the Company and Dr. Barry entered into a fourth amendment (the “Amendment”) to that certain Employment Agreement dated as of July 14, 2014, as amended on each of January 5, 2015, February 22, 2015 and March 28, 2016 (collectively, the “Barry Employment Agreement”), in order to, among other things, (i) change Dr. Barry’s title to president and chief executive officer; (ii) modify the term of Dr. Barry’s employment to (a) continue until May 31, 2017, with Dr. Barry resigning as a member of the Board at the end of such term if requested by the Company and (b) provide that in the event that the term is not extended beyond May 31, 2017 by mutual agreement of the parties and the Company does not offer Dr. Barry a position as chief executive officer and/or chief operating officer on the same or more favorable terms with a base salary that is at least 10% greater than his current base salary, Dr. Barry’s termination will be deemed a termination without cause; and (iii) amend the terms and conditions of Dr. Barry’s compensation, as described below.

Pursuant to the Amendment, for the period (the “Reduction Period”) beginning on June 1, 2016 and ending on the earlier of (i) the closing of a transaction with investors where the Company raises an aggregate of $5 million (the “Financing”) and (ii) March 15, 2017, Dr. Barry will receive 50% of his base salary in cash payments, payable in accordance with the Company’s regular payroll practices, with the remaining 50% of his base salary paid in a lump-sum payment on the first to occur of (a) the first payroll period that is on or after the 20th business day following the Financing or (b) March 15, 2017 (such earlier date, the “Reduction Amount Payment Date”). The Amendment also amends the terms of Dr. Barry’s bonus compensation to provide that (i) Dr. Barry is eligible to receive annual bonus compensation in an amount equal to 100% of his base salary upon the achievement of reasonable target objectives and performance goals as may be determined by the Board in consultation with Dr. Barry and (ii) on the Reduction Amount Payment Date, Dr. Barry will receive a lump-sum retention bonus in an amount equal to $106,458, subject to Dr. Barry’s continued employment through such date.

The Amendment further provides that on or within 20 business days of the closing of the Financing, Dr. Barry will be granted, subject to Board approval and Dr. Barry’s continued employment by the Company through the applicable grant date, (i) a nonqualified stock option relating to the number of shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Option”) and (ii) an award of a number of restricted shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Restricted Stock Award” and together with the Financing Option, the “Financing Equity Grants”), in each case, subject to the terms and conditions of the Company’s 2013 Long-Term Incentive Plan and a nonqualified stock option agreement and a restricted stock award agreement to be entered into by the Company and Dr. Barry.

Resignation of Alan Milinazzo

In connection with the appointment of the Company’s new president and chief executive officer, on June 6, 2016, the Board accepted the resignation of Alan Milinazzo, the Company’s current president, chief executive officer and class 1 director, from all officer and director positions with the Company, effective as of the Effective Date. Mr. Milinazzo’s resignation was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices, or any other matter.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On June 7, 2016, the Company issued a press release announcing the appointment of Dr. Barry as the Company’s new president and chief executive officer. A copy of such press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Fourth Amendment to Employment Agreement, dated June 6, 2016, by and between InspireMD, Inc. and James Barry, Ph.D.
99.1	Press release dated June 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: June 7, 2016	By:	/s/ Craig Shore
		Name:	Craig Shore
		Title:	Chief Financial Officer